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                                                                  Exhibit 99.1
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1.       NORMA S. WEST ET AL V. SHOWA DENKO K.K. ET AL. (INCLUDING REVCO
         DISCOUNT DRUG CENTERS)
         District Court Division Western District of North Carolina
         Case No. 3:92CV365-MU
         Date Filed:      10/7/92
         Showa Denko, K.K. settled the case, for an undisclosed amount, on behalf of all defendants, including the Company. The Company is currently pursuing a crossclaim against Showa Denko, K.K. for reimbursement of its costs and expenses.

2. CHARLES R. DEXTER AND CHARLOTTE L. DEXTER V. BROOKS DRUG, INC., GOLDLINE LABORATORIES, INC., SHOWA DENKO OF AMERICA, INC., ET AL. United States District Court for the District of New Hampshire Civil Action No. C 92-584-M





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